SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 3, 2013

Confederate Motors, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-130858	26-418-2621
(State or Other Jurisdiction of Incorporation)	Commission File Number	(IRS Employer Identification No.)

2222 5th Avenue South, Birmingham, Alabama	35233
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (205) 324-9888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officer.

On June 3, 2013, Joseph Mitchell resigned as Chief Financial Officer of the Company to pursue other interests.  In his capacity as Chief Financial Officer, Mr. Mitchell also served as the Company’s Principal Financial and Accounting Officer.  Mr. Mitchell has agreed to continue his service on a consulting basis in order to facilitate the accurate transparent reporting of financial documents on behalf of the Company.

On June 3, 2013, Jay Etheridge, the Company’s controller, was delegated as interim Principal Financial and Accounting Officer.  There are no family relationships between any director or executive officer of the Company and Mr. Etheridge.

Jay Etheridge, age 40, has served as the Company’s controller since April 2013.  In 2008, Mr. Etheridge received his A.A. in Accounting from the University of Phoenix.  From July 2009 to April 2013, Mr. Etheridge was the Chief Executive Officer of SBA Accounting Services, a company specializing in providing accounting solutions for small businesses and agriculturalists.  From August 1996 to July 2009, Mr. Etheridge worked in various capacities for NCP Solutions LLC, where he assisted in the manufacture and printing of documents for financial institutions.

Since Mr. Etheridge’s employment in April 2013, the Company has agreed to pay Mr. Etheridge a salary of $36,000 per year.  Mr. Etheridge does not have a written employment agreement with the Company.

There are no arrangements or understandings between Mr. Etheridge and any other person pursuant to which Mr. Etheridge was selected as an officer.

Officers of the Company are to be elected by the Board of Directors at its first meeting after every annual meeting of stockholders.  Each officer holds his office until his successor is elected and qualified or until his earlier resignation or removal.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Confederate Motors, Inc.

Date: June 7, 2013	By:	/s/ Matthew Chambers
H. Matthew Chambers, CEO